Exhibit 99.20

GENCOR INDUSTRIES ANNOUNCES APPOINTMENT OF NEW DIRECTOR

March 29, 2010 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ:GENC) announced today that on March 26, 2010, the Board of Directors (the “Board”) of Gencor Industries, Inc. (the “Company”), pursuant to Article III, Section 3 of the Company’s By-Laws, unanimously authorized the appointment of James P. Sharp as a director to fill a vacancy in the Board of Directors. Mr. Sharp qualifies as an independent board member as defined by NASDAQ and has also been appointed to the audit committee of the Board.

Mr. Sharp has 30 years of business and financial experience as a senior executive for public corporations. Most recently he was with CNH Global NV, last serving as President, Parts and Service.

Prior to that, Mr. Sharp was with Ingersoll Rand Company for 25 years, where he was president of various businesses with sales ranging from $300 million to $1.2 billion.

Mr. Sharp has served as a member of the Board of Directors of the Association of Equipment Manufacturers (AEM) and the American Road and Transportation Builders Association (ARTBA). Mr. Sharp has a Bachelor of Arts degree in economics and an MBA in accounting and is a certified public accountant.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2008: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary
407-290-6000